FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS July 19, 2007

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $101.7 million for the second quarter ended June 30, 2007, an increase of 2.1% from $99.6 million for the same quarter of 2006. Net income decreased 62.8% from $4.4 million for the quarter ended June 30, 2006 to $1.6 million for the same quarter of 2007. Diluted earnings per share decreased 60.5% from $0.38 for the quarter ended June 30, 2006 to $0.15 for the same quarter of 2007.

Base revenue decreased 0.1% from $196.4 million for the six months ended June 30, 2006 to $196.2 million for the same period of 2007. Net income decreased 78.2% from $7.8 million for the six months ended June 30, 2006 to $1.7 million for the same period of 2007. Diluted earnings per share decreased 76.1% from $0.67 for the six months ended June 30, 2006 to $0.16 for the same period of 2007.

In comparing the financial results of the three months ended June 30, 2007 to the comparable period of 2006, Jerry D. Orler, President and CEO of the Company, made the following statement:

“Freight demand for the quarter was certainly softer than a year ago, but freight volumes remained relatively consistent during May and June.

“We grew our base revenue by 2.1%:

•

Trucking base revenue grew 4.4% as our tractor count grew 2.8% and base revenue per tractor per week (revenue yield) improved by 1.6%, bolstered by increases in revenue per loaded mile and miles per tractor. Empty miles remained a challenge during the quarter, which is reflective of the continuing soft freight environment.

•

Regional Freight led our Trucking divisions with a 44.5% growth rate in base revenue. However, Dedicated Freight and General Freight both showed year-over-year improvements in revenue yield, while Regional Freight’s revenue yield declined. We will slow the growth in Regional Freight for the remainder of the year until its revenue yield is more in line with the other Trucking divisions.

•

Over the past few quarters, our strategy to slow fleet growth and concentrate on revenue yield was successful. The average tractor count grew by only 1.0% sequentially from the first quarter, half of which was attributable to growth in our owner-operator program. Revenue yield increased sequentially from the first quarter of 2007 (7.7%) as we made improvements in Trucking revenue per loaded mile (0.3%), miles per tractor per week (5.3%) and the empty mile factor (1.7 percentage points).

•

Due to our strategic pull-back from the large-scale third party logistics market last year, USA Logistics base revenue declined 43.5%. However, our ongoing efforts to build our Freight Brokerage business have been successful as reflected in the 32.0% sequential increase in USA Logistics base revenue when compared to the first quarter of this year.

“We are pleased with the continued improvements in our operating performance. However, there is still much to be accomplished on the expense side of the business. In particular, two areas of costs hindered earnings during the quarter:

•

Labor costs grew 8.5% as we increased driver pay in 2006 in response to a challenging driver hiring market and abnormally high driver turnover. The driver hiring market has improved slightly since the fourth quarter of 2006 and remains difficult, but it is more manageable than during the past several years. Additionally, last fall we implemented several internal initiatives focused on reducing driver turnover. Those initiatives have yielded dramatic improvements as turnover has dropped by more than 40 percentage points. The combination of a better market for hiring drivers and our reduced driver turnover helped us reduce driver recruiting costs by one-third. We believe that our driver pay package is among the industry’s best.

•

Insurance and claims costs remain unusually high due to an elevated frequency of accidents. In response, we recently restructured our safety department and implemented a comprehensive, data-driven plan focused on more proactive training measures for those segments of our driver population that need it the most. This new plan will take our safety program to a new level of sophistication. We are optimistic that the plan will reduce accident frequencies, and we are anxious to fully implement it as 2007 progresses.

“Our management team and our Board of Directors re-examined our business strategy during the fourth quarter of 2006. We reviewed a number of strategic alternatives to improve our performance and to address the disparity between the valuation of our stock relative to our peer groups’. As we previously disclosed, we emerged from that review with six long-term strategic objectives rooted in earning our cost of capital and improving the consistency of our operating performance.

“While the strategic objectives are long-term in nature, the shift in our fundamental strategy has already been evident in several notable factors:

•

We have repurchased approximately 1,038,000 shares of our own Common Stock since October 2006, which represents about 9.0% of the September 30, 2006 outstanding share count. The buyback program has proven to be the best use of the considerable free cash flow that we generated over the past few quarters, and it has reduced our average cost of capital significantly.

•	As mentioned above, we virtually stopped our tractor growth since the beginning of 2007 and increased our revenue yield per tractor over the past few quarters.
•	We have grown our less capital-intensive businesses such as freight brokerage and our owner-operator program.
•

Our operating margins are down versus last year, but we are pleased with the general direction of the business as the sequential improvements reflect. We have a large-scale internal effort in place to address all aspects of our operating performance that have declined. We have also effected changes to our upper management approach to keep our team more closely in tune with market conditions and to developing changes within our cost structure, both of which we believe will help to improve the consistency of our operating performance.

“Freight conditions remain challenging and there are no clear catalysts on the horizon to materially change those conditions positively or negatively. Thus, for the balance of 2007, we will continue to manage our capital deployment prudently, and we will continue to work on our current business model, develop plans for long-term revenue growth and take positive steps toward achieving all of our long-term strategic objectives.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) and sets forth the percentage relationship of certain items to base revenue for the three-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Three Months Ended June 30,
	2007		2006
Revenue:
Trucking revenue (2)	$99,000		$94,837
USA Logistics revenue (3)	2,687		4,758
Base revenue	101,687	100.0%	99,595	100.0%
Fuel surcharge revenue	22,702		22,346
Total revenue	124,389		121,941
Operating expenses and costs:
Salaries, wages and employee benefits	41,570	40.9	38,305	38.5
Fuel and fuel taxes (4)	37,997	15.0	37,043	14.8
Depreciation and amortization	12,218	12.0	11,597	11.6
Insurance and claims	8,880	8.7	6,251	6.3
Operations and maintenance	6,676	6.5	5,492	5.5
Purchased transportation	4,856	4.8	6,132	6.2
Operating taxes and licenses	1,626	1.6	1,677	1.7
Communications and utilities	939	0.9	832	0.8
Loss (gain) on disposal of property and equipment, net	57	0.1	(313)	(0.3)
Other	4,736	4.7	5,729	5.7
Total operating expenses	119,555	95.2	112,745	90.8
Operating income	4,834	4.8	9,196	9.2
Other expenses (income):
Interest expense	1,450	1.4	1,099	1.1
Other, net	(22)	--	(1)	--
Total other expenses, net	1,428	1.4	1,098	1.1
Income before income taxes	3,406	3.4	8,098	8.1
Income tax expense	1,786	1.8	3,739	3.7
Net income	$1,620	1.6%	$4,359	4.4%
Per share information:
Average shares outstanding (Basic)	10,671		11,382
Basic earnings per share	$0.15		$0.38
Average shares outstanding (Diluted)	10,780		11,583
Diluted earnings per share	$0.15		$0.38

The following tables include key operating statistics for the three-month periods indicated:

Trucking Operations

	Three Months Ended June 30, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	62,691	8,285	6,024	77,000
Empty mile factor (6)	10.5%	15.3%	2.8%	10.4%
Base Trucking revenue per loaded mile	$1.43	$1.56	$1.35	$1.44
Average number of tractors (7)	2,062	322	200	2,584
Average miles per tractor per period	30,403	25,732	30,119	29,799
Average miles per tractor per week	2,413	2,042	2,390	2,365
Average miles per trip (8)	914	490	488	787
Average unmanned tractor percentage (9)	3.0%	5.1%	3.5%	3.3%
Base Trucking revenue per truck per week	$3,086	$2,693	$3,137	$3,041

	Three Months Ended June 30, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	61,957	5,667	5,824	73,448
Empty mile factor (6)	10.1%	13.0%	4.3%	9.9%
Base Trucking revenue per loaded mile	$1.43	$1.53	$1.37	$1.43
Average number of tractors (7)	2,088	219	207	2,514
Average miles per tractor per period	29,673	25,877	28,131	29,215
Average miles per tractor per week	2,355	2,054	2,233	2,319
Average miles per trip (8)	932	542	585	845
Average unmanned tractor percentage (9)	2.8%	7.3%	12.2%	4.0%
Base Trucking revenue per truck per week	$3,027	$2,739	$2,927	$2,994

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)	USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Freight Brokerage and Third Party Logistics divisions.
(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

The following table summarizes the earnings information of the Company and sets forth the percentage relationship of certain items to base revenue for the six-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Six Months Ended June 30,
	2007		2006
Revenue:
Trucking revenue (2)	$191,438		$186,224
USA Logistics revenue (3)	4,722		10,187
Base revenue	196,160	100.0%	196,411	100.0%
Fuel surcharge revenue	40,680		39,738
Total revenue	236,840		236,149
Operating expenses and costs:
Salaries, wages and employee benefits	82,321	42.0	75,988	38.7
Fuel and fuel taxes (4)	71,247	15.6	69,303	15.1
Depreciation and amortization	24,108	12.3	22,813	11.6
Insurance and claims	16,207	8.3	12,619	6.4
Operations and maintenance	12,548	6.4	10,807	5.5
Purchased transportation	8,625	4.4	12,788	6.5
Operating taxes and licenses	3,246	1.6	3,312	1.7
Communications and utilities	1,891	1.0	1,666	0.8
Gain on disposal of property and equipment, net	(314)	(0.2)	(426)	(0.2)
Other	10,039	5.1	10,863	5.5
Total operating expenses	229,918	96.5	219,733	91.6
Operating income	6,922	3.5	16,416	8.4
Other expenses (income):
Interest expense	2,601	1.3	2,028	1.0
Other, net	57	--	(62)	--
Total other expenses, net	2,658	1.3	1,966	1.0
Income before income taxes	4,264	2.2	14,450	7.4
Income tax expense	2,564	1.3	6,643	3.4
Net income	$1,700	0.9%	$7,807	4.0%
Per share information:
Average shares outstanding (Basic)	10,821		11,365
Basic earnings per share	$0.16		$0.69
Average shares outstanding (Diluted)	10,939		11,609
Diluted earnings per share	$0.16		$0.67

The following tables include key operating statistics for the six-month periods indicated:

Trucking Operations

	Six Months Ended June 30, 2007
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	121,944	16,237	12,319	150,500
Empty mile factor (6)	11.5%	15.8%	2.6%	11.2%
Base Trucking revenue per loaded mile	$1.43	$1.56	$1.35	$1.43
Average number of tractors (7)	2,039	321	211	2,571
Average miles per tractor per period	59,806	50,583	58,384	58,538
Average miles per tractor per week	2,355	1,991	2,299	2,305
Average miles per trip (8)	915	492	506	788
Average unmanned tractor percentage (9)	2.8%	4.5%	4.3%	3.1%
Base Trucking revenue per truck per week	$2,972	$2,616	$3,024	$2,932

	Six Months Ended June 30, 2006
	General Freight	Regional Freight	Dedicated Freight	Total Trucking
Total miles (in thousands) (5)	121,160	10,721	12,785	144,666
Empty mile factor (6)	10.1%	12.9%	4.0%	9.8%
Base Trucking revenue per loaded mile	$1.43	$1.53	$1.34	$1.43
Average number of tractors (7)	2,059	205	215	2,479
Average miles per tractor per period	58,844	52,297	59,464	58,357
Average miles per tractor per week	2,317	2,059	2,341	2,298
Average miles per trip (8)	937	550	593	848
Average unmanned tractor percentage (9)	3.4%	6.8%	9.8%	4.2%
Base Trucking revenue per truck per week	$2,974	$2,736	$3,008	$2,958

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)	USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Freight Brokerage and Third Party Logistics divisions.
(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

Selected Balance Sheet Data:
	(in thousands, except percentage data)
	June 30,	December 31,
	2007	2006
Total assets	$343,136	$339,494
Total equity	149,174	159,558
Total debt, including current maturities	105,875	95,406
Debt to capitalization ratio	41.5%	37.4%

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as the improvement in our Trucking revenue per tractor per week, the growth of our Regional Freight division or the improvement in driver turnover. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to the business levels of our customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633